                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): April 11, 2001


                         Peerless Systems Corporation
        ---------------------------------------------------------------
            (Exact name of registrant as specified in its charter)



   Delaware                       000-21287                      95-3732595
---------------                  ------------                -------------------

(State or other                  (Commission                  (I.R.S. Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)


              2381 Rosecrans Avenue
              El Segundo, California                             90245
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     (Address of principal executive offices)                  (Zip Code)

       Registrant's telephone number, including area code: (310) 536-0908

                                      N/A
    ------------------------------------------------------------------------
         (Former name or former address, if changed since last report)
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Item 5. Other Events.

     On April 11, 2001, the registrant entered into a settlement agreement with Gordon L. Hanson, relating to a suit filed by the registrant against Mr. Hanson on July 12, 2000 in the United States District Court for the Central District of California. The registrant dismissed this suit on April 19, 2001. Pursuant to the settlement agreement, Mr. Hanson agreed that he will not disclose any confidential or proprietary information of the registrant, nor, during the period beginning April 11, 2001 and ending December 20, 2001, in North America or Asia, enter the employ of, render services to, or engage in certain specified business with, certain agreed upon competitors of the registrant. Subject to certain limitations, the registrant agreed that it will, at Mr. Hanson's option, during the six month period beginning April 11, 2001 purchase at a price of $0.75 per share, the shares of the registrant received by Mr. Hanson pursuant to the merger agreement, dated December 7, 1999, under which the registrant acquired HDE, Inc. The registrant also agreed to register the sale of Mr. Hanson's shares under the Securities Act of the 1933, as amended, within three weeks of the date of the settlement agreement pursuant to the terms of a registration rights agreement previously entered into by the registrant and Mr. Hanson. The settlement agreement also provides for a release by Mr. Hanson and the registrant of any claims that either may have against the other for any event arising on or before April 11, 2001.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        PEERLESS SYSTEMS CORPORATION


Date: April 25, 2001                    By:        /s/ Howard Nellor
                                           -------------------------------------
                                           Howard Nellor
                                           President and Chief Executive Officer